Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Form F-1 (Pre-effective Amendment No. 7) [FILE NO. 333-269755] of our report dated July 13, 2023, with respect to our audit of the consolidated financial statements of Harden Technologies Inc. as of December 31, 2022 and for the year ended December 31, 2022, appearing in the Prospectus, and being part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

February 1, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com